SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 4, 2008

SALIX PHARMACEUTICALS, LTD.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-23265	94-3267443
(Commission File Number)	(IRS Employer ID Number)

1700 Perimeter Park Drive, Morrisville, North Carolina 27560

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (919) 862-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) On February 4, 2008, the Board of Directors (the “Board”) of Salix Pharmaceutical, Ltd. appointed Mark A. Sirgo as a member of its Board. Dr. Sirgo will hold office until Salix’s 2008 Annual Meeting of Stockholders or until his successor is elected and qualified.

The Nominating and Corporate Governance Committee of the Board (the “Committee”) conducted the search for director candidates. Although the Committee has not formulated any specific minimum qualifications for director candidates, it has determined that desirable characteristics include strength of character, mature judgment, career specialization, relevant technical skills, diversity and independence. After reviewing several director candidates, the Committee recommended Dr. Sirgo for appointment to the Board.

There were no arrangements or understandings between Dr. Sirgo and any other person pursuant to which Dr. Sirgo was appointed as a director and there are no related party transactions between Dr. Sirgo and Salix. The Board committees that Dr. Sirgo will serve on has not yet been determined, but will be disclosed in Salix’s proxy statement relating to its 2008 Annual Meeting of Stockholders.

Dr. Sirgo currently serves as the President and Chief Executive Officer and as a director of BioDelivery Sciences International, Inc. He joined BioDelivery in August 2004 upon the acquisition of Arius Pharmaceuticals, Inc., of which he was a co-founder. Dr. Sirgo has more than 21 years of experience in the pharmaceutical industry, including 16 years in clinical drug development and seven years in marketing, sales, and business development. Dr. Sirgo received his BS in Pharmacy from The Ohio State University and his Doctorate from Philadelphia College of Pharmacy and Science.

A press release dated February 6, 2008 announcing Dr. Sirgo’s appointment is attached as Exhibit 99.1

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press release dated February 6, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SALIX PHARMACEUTICALS, LTD.
Date: February 6, 2008
/s/ Adam C. Derbyshire
Adam C. Derbyshire
Senior Vice President and Chief Financial Officer